Exhibit 99.1

TerraForm Power Reports Third Quarter 2017 Results

BETHESDA, Md., Nov. 9, 2017 (GLOBENEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the three months ended September 30, 2017.

“We are very excited about the prospects for TerraForm Power,” said John Stinebaugh, CEO of TerraForm Power. “With our high-quality fleet of solar and wind assets and the support of our sponsor, we are confident that we can deliver an attractive total return to our shareholders comprised of a dividend backed by the stable cash flow from our assets and growth that is sustainable over the long term.”

Q3 2017 Results

	3Q 2017	3Q 2016	YTD 2017	YTD 2016
Generation (GWh) [1]	1,378	1,582	5,315	5,504
Net Loss ($M)	($35)	($28)	($92)	($106)
per Share [2]	($0.31)	($0.29)	($0.62)	($0.53)
Adj. EBITDA [1]	$109	$119	$344	$369
CAFD ($M) [1]	$25	$34	$92	$145
per Share [2]	$0.18	$0.24	$0.65	$1.04
1 Adjusted for sale of our UK and Residential portfolios. See discussion regarding use of non-GAAP measures at the end of this press release
2 Calculated on a fully diluted basis

Financial Results and Operations

During the third quarter, our portfolio performed slightly below expectations, delivering adjusted EBITDA and CAFD of $109 million and $25 million, respectively. This represents a decrease of $10 million and $9 million, respectively, compared to the same period last year when we delivered adjusted EBITDA and CAFD of $119 million and $34 million, respectively. The decrease was largely due to unusually weak wind resource, which was ~20% below average for the quarter, resulting in a 13% decrease in total generation compared to the prior year. Wind resource was particularly low at our Hawaii projects, which have a higher than average contract price. Solar resource was also ~5% below normal levels. During the quarter, our fleet availability of 96% continued to show improvement and has further room to increase as we complete the transition to stand alone operations.
After quarter end, we signed an EPC contract to upgrade the batteries at one of our Hawaii wind projects where we are replacing lead acid batteries with lithium ion batteries. Due to lower maintenance expense associated with these new batteries, we expect to earn ~20% unlevered return on the investment of $11 million. In addition, we believe there may be opportunities in the future to expand our battery farm in order to provide further ancillary services for the local utility.
During the quarter, we revised our definition of CAFD to adjusted EBITDA minus cash distributions to non-controlling interest, annualized interest and project-level amortization payments and average annualized long-term sustaining capital expenditures required to maintain reliability and efficiency of our assets, plus any operating items that are representative of our core business operations. We revised our definition as we believe it provides a more meaningful measure for investors to evaluate our financial and operating performance and ability to pay dividends.   We encourage you to review the discussion regarding the use of non-GAAP measures at the end of this press release for more detail.
TerraForm Power’s Value Proposition
Our goal is to deliver a total return of approximately 12% to shareholders that is sustainable over the long term. We expect this total return will be comprised of an attractive dividend yield, supported by a payout ratio of 80-85% of CAFD, plus dividend per share growth of 5-8%. Over the next five years, we see multiple paths to achieving this growth plan and delivering compelling returns to our investors.

1)	Margin Enhancements

We believe there is significant opportunity to enhance our cash flow through productivity enhancements. Within the first year, we are targeting approximately $10 million of cost savings by streamlining our organization structure. We are in the process of implementing a structure which is flatter and eliminates duplicative functions. In addition, we are planning to automate a number of processes that are currently very labor intensive and in-source asset management and certain back office functions.

Over the next 2 to 3 years, we are targeting an additional $15 million in cost savings through reductions in O&M expense of $2 per MWh. We believe these O&M cost savings are achievable in part because we have a number of legacy service agreements in our wind fleet with prices that are significantly above current market. Over the past few years, there has been increased competition in the service sector as OEMs have been competing to gain market share by offering contracts that offer both greater coverage as well as lower rates as compared to those in our legacy agreements. Alternatively, we are exploring whether we can achieve greater benefits by adopting an in-sourcing operating model that leverages Brookfield’s experience in establishing an organization to self-perform its renewable power O&M. We are pleased that we have two paths to achieve our cost savings objectives. Whether we recontract with OEMs or in-source will ultimately depend upon which option offers the best combination of lowest cost, risk mitigation and flexibility for our operations. In total, we expect these margin enhancements to provide cash flow increases to largely fund our dividend per share growth targets through 2020.

2)	Organic Growth
In addition to cost savings, we are very focused on developing a robust organic growth pipeline comprised of opportunities to invest in our existing fleet on accretive basis as well as add-on acquisitions across our scope of operations. We have identified several compelling opportunities to invest in our fleet, including asset repowerings, site expansions and potentially adding energy storage to existing sites.
There are potential opportunities to repower several of our wind farms in the Northeast and Hawaii by replacing older turbines with new turbines that have increased rotor diameter and superior power generation. With these repowering opportunities, we would be able to utilize existing infrastructure such as the wind farm’s substation, electrical collection systems and potentially its towers, subject to providing necessary reinforcement to the foundations. The preliminary economics for these projects are quite compelling, as they are able to generate incremental power at much lower cost compared to new, greenfield wind projects. However, we will be disciplined and only plan to proceed if we are able to secure long term contracts that mitigate the price risk of these projects.
Another opportunity for organic growth is the potential repowering of projects in our distributed generation solar fleet. Our distributed generation projects typically sell power to customers “behind the meter” at rates that are at a discount to their utility rate. As solar panel costs have declined significantly over the last several years and the efficiency of the panels has increased, there may be opportunities to replace older panels with higher output, lower cost modules as well as to expand the footprint of our solar arrays. We believe this type of repowering represents a “win-win” situation, as our corporate and municipal customers would see even greater savings on their electricity bill, and TerraForm Power would be able to earn attractive returns on its incremental capital investment.
In addition to these opportunities, we also will seek to develop relationships with undercapitalized, private developers that have local expertise and traction in key markets. With Brookfield’s support, we should be able to offer these smaller developers capital as well as assistance in developing their projects. In return, we would look to secure a right of first offer on these projects. We believe these relationships should produce add-on acquisitions with attractive returns compared to auction processes.
We look forward to providing further updates on these organic growth initiatives as they progress.

3)	Value-Oriented Acquisitions
We are currently evaluating a number of acquisition opportunities, leveraging Brookfield’s significant business development team in our target markets of North America and Western Europe. With the relationships that Brookfield has developed, its team has been very effective at sourcing off-market transactions at more attractive valuations than auction processes. Brookfield has a track record of executing multi-faceted transactions such as take privates and recapitalizations that have historically enabled it to acquire high quality assets at attractive relative values.
Furthermore, TerraForm Power has a right of first offer (ROFO) to acquire renewable power assets in North America and Western Europe owned by Brookfield and its affiliates. The ROFO portfolio currently stands at 3,500 MW. Over time, as Brookfield entities look to sell these assets, TerraForm Power will have the opportunity to make offers for these assets and potentially purchase them if the prices meet our investment objectives.
We believe that TerraForm Power will be able to achieve its dividend growth and total return objectives over the next five years from cost savings and investments in organic growth opportunities. Our five-year business plan requires a modest amount of equity issuance of ~$100 million. This will allow us to be patient and disciplined, and we will only pursue larger, value-oriented acquisitions to the extent that they provide upside to our business plan.
Balance Sheet
Since the Brookfield transaction was announced in March, we have taken steps to strengthen our balance sheet and bolster our liquidity. This progress was recently acknowledged when we received upgrades in our corporate credit rating to BB- from S&P and B1 from Moody’s. In the past six months, we have repaid over $450 million of debt with proceeds from asset sales and free cash flow. With the close of the Brookfield transaction, we received a change of control waiver for our $1.25 billion of unsecured bonds and executed a $450 million revolving credit facility with relationship banks in replacement of our previous facility. In early November, we issued a $350 million term loan that was used to repay an intermediate holdco loan, simplifying our capital structure. We are very pleased with the execution of this financing, which we upsized by $50 million and priced at LIBOR + 275, a tightening of 75 basis points below initial price guidance. We believe this is an affirmation of Brookfield’s sponsorship and our plan to further strengthen our balance sheet over time
With the repayment of the intermediate holdco loan, there will no longer be any debt between our projects and our corporate debt. Going forward, we intend to reduce corporate leverage by raising project debt on certain of our unlevered projects and using the proceeds to repay corporate debt. As we grow, we expect to finance acquisitions primarily using non-recourse debt with investment grade metrics, further deleveraging our balance sheet. Over the medium term, our objective is to reduce our corporate debt to cash flow available for debt service (CFADS) ratio to between 4-5 times.
About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S., totaling more than 2,600 megawatts of installed capacity. TerraForm Power has a mandate to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than US$250 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Brett Prior
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2017 Third Quarter Results as well as the Letter to Shareholders and Supplemental Information on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on November 10, 2017 at 9:30 a.m. Eastern Time at https://edge.media-server.com/m6/p/g7z2anva or via teleconference at 1-844-464-3938 toll free in North America. For overseas calls please dial 1-765-507-2638, at approximately 9:20 a.m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of cash available for distribution (CAFD), dividend growth, cost savings initiatives, earnings, adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, future growth, and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, risks related to the transition to Brookfield sponsorship; risks related to the SunEdison bankruptcy, including our transition away from reliance on SunEdison for certain services including critical systems and information technology infrastructure; risks related to wind conditions at our wind assets or to weather conditions at our solar assets; risks related to potential events of default at our project financings; risks related to delays in our filing of periodic reports with the SEC; risks related to the effectiveness of our internal controls over financial reporting; pending and future litigation; our ability to successfully identify, evaluate, and consummate acquisitions; our ability to integrate the projects we acquire from third parties or otherwise realize the anticipated benefits from such acquisitions; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; government regulation, including compliance with regulatory and permit requirements and changes in market rules, rates, tariffs, environmental laws and policies affecting renewable energy; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward; cash trapped at the project level, including the risk that such project-level cash may not be released up to the Company in a timely manner; risks related to the proposed relocation of the Company’s headquarters; our ability to compete against traditional and renewable energy companies; and hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages. Furthermore, any dividends that we may pay in the future will be subject to available capital, market conditions, and compliance with associated laws and regulations. Many of these factors are beyond TerraForm Power’s control.
TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in TerraForm Power’s Form 10-K for the fiscal year ended December 31, 2016, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues, net	$153,430	$178,118	$474,932	$519,336
Operating costs and expenses:
Cost of operations	41,859	32,820	108,402	94,534
Cost of operations - affiliate	1,199	7,149	10,224	22,898
General and administrative expenses	21,664	26,510	99,644	64,750
General and administrative expenses - affiliate	2,192	2,943	6,893	10,614
Acquisition and related costs	—	—	—	2,743
Impairment of renewable energy facilities	—	—	1,429	—
Depreciation, accretion and amortization expense	61,830	57,988	186,039	178,026
Total operating costs and expenses	128,744	127,410	412,631	373,565
Operating income	24,686	50,708	62,301	145,771
Other expenses (income):
Interest expense, net	70,232	72,818	206,749	243,111
Gain on sale of renewable energy facilities	—	—	(37,116)	—
(Gain) loss on foreign currency exchange, net	(1,078)	3,913	(5,695)	4,161
Loss on receivables - affiliate	—	—	—	845
Other (income) expenses, net	(7,015)	548	(4,882)	692
Total other expenses, net	62,139	77,279	159,056	248,809
Loss before income tax (benefit) expense	(37,453)	(26,571)	(96,755)	(103,038)
Income tax (benefit) expense	(2,633)	1,140	(4,982)	3,115
Net loss	(34,820)	(27,711)	(91,773)	(106,153)
Less: Net income attributable to redeemable non-controlling interests	6,803	4,642	18,162	16,374
Less: Net loss attributable to non-controlling interests	(15,077)	(6,182)	(59,045)	(74,968)
Net loss attributable to Class A common stockholders	$(26,546)	$(26,171)	$(50,890)	$(47,559)

Weighted average number of shares:
Class A common stock - Basic and diluted	92,352	90,860	92,228	89,140
Loss per share:
Class A common stock - Basic and diluted	$(0.31)	$(0.29)	$(0.62)	$(0.53)

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$462,846	$565,333
Restricted cash	126,083	114,950
Accounts receivable, net	104,841	89,461
Prepaid expenses and other current assets	62,550	61,749
Assets held for sale	—	61,523
Total current assets	756,320	893,016

Renewable energy facilities, net, including consolidated variable interest entities of $3,309,214 and $3,434,549 in 2017 and 2016, respectively	4,854,303	4,993,251
Intangible assets, net, including consolidated variable interest entities of $836,290 and $875,095 in 2017 and 2016, respectively	1,096,416	1,142,112
Deferred financing costs, net	4,585	7,798
Other assets	133,539	114,863
Restricted cash	26,080	2,554
Non-current assets held for sale	—	552,271
Total assets	$6,871,243	$7,705,865

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(CONTINUED)

	September 30, 2017	December 31, 2016
Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $156,621 and $594,442 in 2017 and 2016, respectively	$716,728	$2,212,968
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $42,555 and $37,760 in 2017 and 2016, respectively	145,276	125,596
Deferred revenue	17,992	18,179
Due to SunEdison and affiliates, net	15,775	16,692
Liabilities related to assets held for sale	—	21,798
Total current liabilities	895,771	2,395,233
Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $781,464 and $375,726 in 2017 and 2016, respectively	2,864,666	1,737,946
Deferred revenue, less current portion	44,669	55,793
Deferred income taxes	32,889	27,723
Asset retirement obligations, including consolidated variable interest entities of $95,596 and $92,213 in 2017 and 2016, respectively	150,743	148,575
Other long-term liabilities	33,261	31,470
Non-current liabilities related to assets held for sale	—	410,759
Total liabilities	4,021,999	4,807,499

Redeemable non-controlling interests	198,031	180,367
Stockholders' equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued	—	—
Class A common stock, $0.01 par value per share, 850,000,000 shares authorized, 92,770,614 and 92,476,776 shares issued in 2017 and 2016, respectively, and 92,408,596 and 92,223,089 shares outstanding in 2017 and 2016, respectively	928	920
Class B common stock, $0.01 par value per share, 140,000,000 shares authorized, 48,202,310 shares issued and outstanding in 2017 and 2016	482	482
Class B1 common stock, $0.01 par value per share, 260,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	1,480,584	1,467,108
Accumulated deficit	(285,330)	(234,440)
Accumulated other comprehensive income	57,334	22,912
Treasury stock, 362,018 and 253,687 shares in 2017 and 2016, respectively	(5,381)	(4,025)
Total TerraForm Power, Inc. stockholders' equity	1,248,617	1,252,957
Non-controlling interests	1,402,596	1,465,042
Total stockholders' equity	2,651,213	2,717,999
Total liabilities, redeemable non-controlling interests and stockholders' equity	$6,871,243	$7,705,865

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(91,773)	$(106,153)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	186,039	178,026
Amortization of favorable and unfavorable rate revenue contracts, net	29,459	30,128
Gain on sale of renewable energy facilities	(37,116)	—
Impairment of renewable energy facilities	1,429	—
Amortization of deferred financing costs and debt discounts	19,729	19,579
Unrealized loss on U.K. interest rate swaps	2,425	35,840
Unrealized (gain) loss on commodity contract derivatives, net	(1,244)	5,006
Recognition of deferred revenue	(11,510)	(9,508)
Stock-based compensation expense	7,049	3,857
Unrealized (gain) loss on foreign currency exchange, net	(5,275)	6,349
Loss on extinguishment of debt	2,518	—
Loss on receivables - affiliate	—	845
Deferred taxes	5,166	3,014
Other, net	5,978	2,287
Changes in assets and liabilities:
Accounts receivable	(18,860)	(30,502)
Prepaid expenses and other current assets	(4,997)	(11,827)
Accounts payable, accrued expenses and other current liabilities	(758)	10,035
Deferred revenue	199	2,457
Other, net	3,907	5,483
Net cash provided by operating activities	92,365	144,916
Cash flows from investing activities:
Capital expenditures	(7,472)	(41,698)
Proceeds from sale of renewable energy facilities, net of cash and restricted cash disposed	183,235	—
Proceeds from renewable energy state rebate	15,542	—
Proceeds from reimbursable interconnection costs	8,079	—
Acquisitions of renewable energy facilities from third parties, net of cash and restricted cash acquired	—	(4,064)
Net cash provided by (used in) investing activities	$199,384	$(45,762)

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Nine Months Ended September 30,
	2017	2016
Cash flows from financing activities:
Borrowings of non-recourse long-term debt	$79,835	$3,980
Principal payments and prepayments on non-recourse long-term debt	(199,481)	(122,597)
Revolver repayments	(275,000)	—
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	6,935	15,501
Distributions to non-controlling interests in renewable energy facilities	(23,017)	(19,365)
Net SunEdison investment	7,436	37,200
Due to SunEdison and affiliates, net	(3,097)	(29,036)
Debt financing fees	(10,228)	(12,958)
Other financing activities	(1,030)	—
Net cash used in financing activities	(417,647)	(127,275)
Net decrease in cash, cash equivalents and restricted cash	(125,898)	(28,121)
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	54,806	(54,731)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,264	(5,933)
Cash, cash equivalents and restricted cash at beginning of period	682,837	793,033
Cash, cash equivalents and restricted cash at end of period	$615,009	$704,248
Supplemental Disclosures:
Cash paid for interest	$182,021	$183,577
Cash paid for income taxes	—	—

Reconciliation of Non-GAAP Measures

Adjusted Revenue, Adjusted EBITDA and CAFD are supplemental non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these non-GAAP measures may not necessarily be the same as those used by other companies. These non-GAAP measures have certain limitations, which are described below, and they should not be considered in isolation. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.
Calculation of Non-GAAP Measures
We define adjusted revenue as operating revenues, net, adjusted for non-cash items including unrealized gain/loss on derivatives, amortization of favorable and unfavorable rate revenue contracts, net and other non-cash revenue items.
We define adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash general and administrative costs, interest expense, income tax (benefit) expense, acquisition related expenses, and certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.
We define “cash available for distribution” or “CAFD” as adjusted EBITDA (i) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (ii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iii) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (iv) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.
As compared to the preceding period, we revised our definition of CAFD to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures payment made in the year with the average annualized long-term sustaining capital expenditures to maintain reliability and efficiency of our assets, and (iii) annualized debt service payments. We revised our definition as we believe it provides a more meaningful measure for investors to evaluate our financial and operating performance and ability to pay dividends.   For items presented on an annualized basis, we will present actual cash payments as a proxy for an annualized number until the period commencing January 1, 2018.
Furthermore, to provide investors with the most appropriate measures to assess the financial and operating performance of our existing fleet and the ability to pay dividends in the future, we have excluded results associated with our UK solar and Residential portfolios, which were sold in 2017, from adjusted revenue, EBITDA and CAFD reported for all periods presented.
Use of Non-GAAP Measures
We disclose Adjusted Revenue because it presents the component of our operating revenue that relates to the energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating the performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.
We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods and among us and our peer companies without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for goodwill impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.
We disclose CAFD because we believe cash available for distribution is useful to investors in evaluating our operating performance and because securities analysts and other stakeholders analyze CAFD as a measure of our financial and operating performance and our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.
The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.
In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following table presents a reconciliation of Operating Revenues to Adjusted Revenue and net loss to Adjusted EBITDA to CAFD and has been adjusted to exclude asset sales in the UK and Residential portfolios:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016
Adjustments to reconcile Operating revenues, net to adjusted revenue
Operating revenues, net	153,430	178,118	474,932	519,336
Unrealized (gain) loss on commodity contract derivatives, net (a)	(3,896)	(195)	(1,244)	5,006
Amortization of favorable and unfavorable rate revenue contracts, net (b)	9,936	9,803	29,460	30,128
Other non-cash items (c)	(4,958)	(4,823)	(10,074)	(8,647)
Adjustment for Asset Sales	—	(17,507)	(14,754)	(46,691)
Adjusted revenue	154,512	165,396	478,320	499,132

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	(34,820)	(27,711)	(91,773)	(106,153)
Interest expense, net	70,232	72,818	206,749	243,111
Income tax (benefit) expense	(2,633)	1,140	(4,982)	3,115
Depreciation, accretion and amortization expense (d)	71,761	67,791	215,494	208,154
Non-operating general and administrative expenses (e)	13,084	13,879	66,845	41,452
Stock-based compensation expense	1,856	1,411	7,049	3,857
Gain on sale of U.K. renewable energy facilities	—	—	(37,116)	—
Adjustment for Asset Sales	—	(13,575)	(9,632)	(35,237)
Other non-cash or non-operating items (f)	(10,178)	3,042	(8,564)	10,264
Adjusted EBITDA	109,303	118,796	344,071	368,564
Interest payments (g)	(57,568)	(59,761)	(172,828)	(177,248)
Principal payments (h)	(23,022)	(17,778)	(64,843)	(58,546)
Cash distributions to non-controlling interests, net	(5,892)	(9,979)	(23,017)	(19,365)
Sustaining capital expenditures	(1,130)	(650)	(8,235)	(6,308)
Other:
Adjustment for Asset Sales	—	(28)	112	10,012
Other items (i)	3,650	3,753	16,453	28,163
Estimated cash available for distribution	25,341	34,353	91,713	145,272

a)
Represents unrealized (gain) loss on commodity contracts associated with energy derivative contracts that are not designated as hedges for accounting purposes whereby the change in fair value is recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

b)	Represents net amortization of purchase accounting related intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

c)	Primarily represents recognized deferred revenue related to the upfront sale of investment tax credits.

d)	Includes increases within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue.

e)
Pursuant to the management services agreement, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to us. In the three and nine months ended September 30, 2016 we accrued $3.4 million and $8.4 million, respectively, of routine G&A services provided or arranged by SunEdison under the Management Services Agreement that were not reimbursed by TerraForm Power and were treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. In addition, non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. These items include extraordinary costs and expenses related primarily to restructuring, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, legal, third party diligence and advisory fees associated with the Brookfield transaction, dispositions and financings. The Company’s normal general and administrative expenses, paid by Terraform Power, are the amounts shown below and were not added back in the reconciliation of net income (loss) to Adjusted EBITDA:

3Q 2017	3Q 2016	September 2017 YTD	September 2016 YTD
$5.7M	$5.9M	$22.8M	$13.9M

f)
Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: acquisition related costs, impairment charges, loss (gain) on FX, loss on investments and receivables with affiliate, and loss on extinguishment of debt.

g)
Represents project-level and other interest payments and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statement of Operations to Interest payments applicable to CAFD is as follows:

$ in millions	3Q 2017	3Q 2016	Sep 2017 YTD	Sep 2016 YTD
Interest expense, net	($70.2)	($72.8)	($206.7)	($243.1)
Amortization of deferred financing costs and debt discounts	$3.5	$4.4	13.5	19.6
Unrealized loss on U.K. interest rate swaps	0.0	4.6	2.4	34.5
Changes in accrued interest and other non-cash	4.5	5.3	8.2	12.2
Loss on extinguishment of debt	2.5	0.0	2.5	0.0
Special interest on corporate bonds related to August 2016 waiver agreements	0.0	0.0	7.1	0.0
Portfolio Term Loan extension fee recorded to unamortized discount, net	-1.8	0.0	-4.2	0.0
Corporate bond backstop facility fee	3.1	0.0	3.1	0.0
Other, net	0.8	-1.3	1.3	-0.4
Interest payments	($57.6)	($59.8)	($172.8)	($177.2)

h)
Represents project-level and other principal debt payments to the extent paid from operating cash. The reconciliation from Principal payments on non-recourse long-term debt as shown on the Consolidated Statement of Cash Flows to Principal payments applicable to CAFD is as follows:

$ in millions	3Q 2017	3Q 2016	Sep 2017 YTD	Sep 2016 YTD
Principal payments on non-recourse long-term debt	($57.9)	($58.7)	($199.5)	($122.6)
Blackhawk repayment of construction loan by SunEdison	0	16.7	0	38.1
Midco repayment of loan	0	0	100.0	0
CAP prepayment using EPC settlement proceeds	4.8	0	4.8	0
TerraForm Private Operating II repayment of loan	30.0	24.0	30.0	24.0
Other, net	0.1	0.2	(0.1)	2.0
Principal payments	($23.0)	($17.8)	($64.8)	($58.5)

i)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants, and a cash contribution received in 2016 from SunEdison under the Interest Payment Agreement.